Filed Pursuant to Rule 424(b)(3) and Rule 424(c)
Registration No. 333-149116

August 25, 2010

PROSPECTUS SUPPLEMENT NO. 29

17,417,434 SHARES OF COMMON STOCK

ANTIGENICS INC.

This prospectus supplement amends the prospectus dated March 16, 2009 (as supplemented on April 15, 2009, April 17, 2009, April 22, 2009, April 27, 2009, May 4, 2009, May 11, 2009, May 27, 2009, June 4, 2009, June 8, 2009, June 9, 2009, June 11, 2009, June 15, 2009, July 7, 2009, July 15, 2009, August 3, 2009, August 5, 2009, September 11, 2009, September 18, 2009, November 12, 2009, January 5, 2010, March 1, 2010, March 25, 2010, April 26, 2010, May 11, 2010, May 18, 2010, July 23, 2010, and August 9, 2010) to allow certain stockholders or their pledgees, donees, transferees, or other successors in interest (the “Selling Stockholders”), to sell, from time to time, up to 8,708,717 shares of our common stock, which they have acquired in a private placement in the United States, and up to 8,708,717 shares of our common stock issuable upon the exercise of warrants which are held by the Selling Stockholders named in the prospectus. On January 9, 2010, these warrants expired unexercised.

We would not receive any proceeds from any such sale of these shares. To the extent any of the warrants are exercised for cash, if at all, we will receive the exercise price for those warrants.

This prospectus supplement is being filed to include the information set forth in the Current Report on Form 8-K filed on August 25, 2010, which is set forth below. This prospectus supplement should be read in conjunction with the prospectus dated March 16, 2009, Prospectus Supplement No. 1 dated April 15, 2009, Prospectus Supplement No. 2 dated April 17, 2009, Prospectus Supplement No. 3 dated April 22, 2009, Prospectus Supplement No. 4 dated April 27, 2009, Prospectus Supplement No. 5 dated May 4, 2009, Prospectus Supplement No. 6 dated May 11, 2009, Prospectus Supplement No. 7 dated May 27, 2009, Prospectus Supplement No. 8 dated June 4, 2009, Prospectus Supplement No. 9 dated June 8, 2009, Prospectus Supplement No. 10 dated June 9, 2009, Prospectus Supplement No. 11 dated June 11, 2009, Prospectus No. 12 dated June 15, 2009, Prospectus Supplement No. 13 dated July 7, 2009, Prospectus Supplement No. 14 dated July 15, 2009, Prospectus Supplement No. 15 dated August 3, 2009, Prospectus Supplement No. 16 dated August 5, 2009, Prospectus Supplement No. 17 dated September 11, 2009, Prospectus Supplement No. 18 dated September 18, 2009, Prospectus Supplement No. 19 dated November 12, 2009, Prospectus Supplement No. 20 dated January 5, 2010, Prospectus Supplement No. 21 dated March 1, 2010, Prospectus Supplement No. 23 dated March 25, 2010, Prospectus Supplement No. 24 dated April 26, 2010, Prospectus Supplement No. 25 dated May 11, 2010, Prospectus Supplement No. 26 dated May 18, 2010, Prospectus Supplement No. 27 dated July 23, 2010, and Prospectus Supplement No. 28 dated August 9, 2010 which are to be delivered with this prospectus supplement.

Our common stock is quoted on The NASDAQ Capital Market (“NASDAQ”) under the ticker symbol “AGEN.” On August 24, 2010, the last reported closing price per share of our common stock was $0.78 per share.

Investing in our securities involves a high degree of risk. Before investing in any of our securities, you should read the discussion of material risks in investing in our common stock. See “Risk Factors” on page 1 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS SUPPLEMENT NO. 29 IS AUGUST 25, 2010

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

August 25, 2010

Date of Report (Date of earliest event reported)

ANTIGENICS INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-29089	06-1562417
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Forbes Road Lexington, MA		02421
(Address of principal executive offices)		(Zip Code)

781-674-4400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On August 25, 2010, Antigenics Inc. announced that GlaxoSmithKline’s (GSK) herpes zoster vaccine candidate, which contains Antigenics’ QS-21 Stimulon® adjuvant as a key component, has commenced Phase 3 clinical trials for the prevention of shingles. GSK plans to study more than 30,000 patients globally for the debilitating condition which currently has limited treatment and prevention options available.

The full text of the press release issued in connection with the announcement is being furnished as Exhibit 99.1 to this current report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

The following exhibit is furnished herewith:

99.1	Press Release dated August 25, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 25, 2010	ANTIGENICS INC.

	By:	/S/ GARO ARMEN
Garo Armen
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release dated August 25, 2010

Exhibit 99.1

THE FOURTH PRODUCT CANDIDATE CONTAINING ANTIGENICS’ QS-21

IN PHASE 3 CLINICAL DEVELOPMENT

GSK Commences Phase 3 Clinical Trial with Shingles Vaccine Containing QS-21

LEXINGTON, MA – AUGUST 25, 2010 – Antigenics, Inc. (NASDAQ : AGEN) today announced that GlaxoSmithKline’s (GSK) herpes zoster vaccine candidate, which contains Antigenics’ QS-21 Stimulon® adjuvant as a key component, has commenced Phase 3 clinical trials for the prevention of shingles. GSK plans to study more than 30,000 patients globally for the debilitating condition which currently has limited treatment and prevention options available.

QS-21 has demonstrated significant promise as a critical element in a number of investigational vaccine formulations addressing a wide variety of indications, including infectious diseases, cancers, and Alzheimer’s disease. Antigenics is entitled to receive significant milestone payments, in addition to royalties based upon sales of any vaccine containing QS-21 that is approved and marketed by its QS-21 licensees or their partners.

“A significant number of products containing QS-21 continue to advance in the clinic,” said Garo H. Armen, PhD, chairman and CEO of Antigenics. “This adjuvant has substantial revenue potential for Antigenics with no associated developments costs to the company.”

About QS-21 Stimulon Adjuvant

Antigenics’ QS-21 Stimulon adjuvant is one of the most widely tested vaccine adjuvants under development. QS-21 has not only become a critical component in the development of preventative vaccine formulations across a wide variety of infectious diseases, but may also be essential in enabling a new generation of therapeutic vaccines to treat cancer, infectious diseases and degenerative disorders. QS-21 is currently being evaluated in approximately 20 vaccine indications, of which several are in late-stage clinical trials by Antigenics’ licensees, including GlaxoSmithKline and JANSSEN Alzheimer Immunotherapy.

About Antigenics

Antigenics (NASDAQ: AGEN) is a biotechnology company working to develop treatments for cancers and infectious diseases. For more information, please visit www.antigenics.com.

This press release contains forward-looking statements, including statements about clinical development programs for QS-21, potential future milestone and royalty payments to Antigenics in connection with the development and commercialization of QS-21, and the significance of QS-21 as a component in products under development. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others,

Antigenics’ dependence on its collaborative partners such as GSK to successfully develop and commercialize products containing QS-21, the scientific risk associated with the development of vaccines, the competitive risk that other sources of competitive adjuvants could become available, difficulties or delays in manufacturing QS-21, and the risk factors described in the Risk Factors Section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the period ended June 30, 2010. Antigenics cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics’ business is subject to substantial risks and uncertainties, including those identified above. When evaluating Antigenics’ business and securities, investors should give careful consideration to these risks and uncertainties.

Contacts:

Media: Brad Miles, (212) 477-9007 x17

Investors: Shalini Sharp, 800.962.2436